The business integration described in this press release involve securities of a Japanese company. The business integration is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court's judgment. You should be aware that the issuer may purchase securities otherwise than under the business integration, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

November 4, 2025

To Whom It May Concern

Company name: Hino Motors, Ltd.

Representative: Satoshi Ogiso, President & CEO,
Member of the Board of Directors,

(Code Number: 7205 TSE, Prime, NSE, Premier)

Contact Person: Makoto Iijima, General Manager, Corporate Communications Dept, Public Affairs Div.
Phone: (042)586-5494

(Disclosure Update) Notice Concerning Preparation of Share Delivery Plan and

Management Structure of ARCHION Group

Hino Motors, Ltd. (the “Company”), as stated in its press releases titled “Notice Concerning Execution of Business Integration Agreement Regarding Business Integration of Hino Motors, Ltd. and Mitsubishi Fuso Truck and Bus Corporation” dated June 10, 2025 (the “Press Release dated June 10, 2025”), entered into a business integration agreement with Mitsubishi Fuso Truck and Bus Corporation (“MFTBC”), Toyota Motor Corporation (the parent company of the Company), and Daimler Truck AG (the parent company of MFTBC) regarding the business integration (the “Business Integration”) between the Company and MFTBC.

The Company hereby announces that the integrated holding company of the Company and MFTBC (name after the Business Integration: ARCHION Corporation) has determined to implement a share delivery in which (a) the holding company will become the parent company and (b) MFTBC will become the subsidiary of the holding company, and has prepared the share delivery plan as of today, as follows. Additionally, the Company hereby announces that the management structure for the ARCHION Group, scheduled to commence operations on April 1, 2026, has been provisionally determined today. For details regarding the management structures of the holding company, the Company and MFTBC, please also refer to today’s announcement “ARCHION Announces Board and Executive Leadership Ahead of intended April 2026 Launch” (https://www.hino-global.com/corp/news/assets/0e88b4802943095734b13e774c377468.pdf).

The item numbers and defined terms are as specified in the Press Release dated June 10, 2025, and any newly determined or changed matters among the previously undetermined matters are underlined.

2. Summary of the Business Integration

(2) Schedule for the Business Integration

The schedule for the Business Integration shall be as below. Such schedule is based on current expectations and may change in the future depending on the progress of obtaining necessary clearances and regulatory approvals under competition and other laws and regulations in relation to the Business Integration, investigations by authorities or litigation and the like, surrounding the issues regarding the certification on gas emission and fuel efficiency of the Company’s engines (the “Engine Issues”), the status of satisfaction of the conditions precedent in respect of the Business Integration, as provided for in the Business Integration Agreement (including the implementation of the Third-party Allotment and the withdrawal of the Company’s business from certain sanctioned countries) or other reasons.

Execution of the MOU	May 30, 2023
Resolution of a meeting of the Company’s Board of Directors regarding the execution of the Business Integration Agreement	June 10, 2025
Execution of the Business Integration Agreement	June 10, 2025

Date of public announcement of the record date for the general meeting of shareholders of the Company to approve the share exchange agreement (the “Share Exchange Agreement”) pertaining to the Share Exchange

September 11, 2025
Record date for the general meeting of shareholders of the Company to approve the Share Exchange Agreement	September 30, 2025
Execution of the Share Exchange Agreement	October 20, 2025
Preparation of the share delivery plan for the Share Delivery (the “Share Delivery Plan”)	Today
General meeting of shareholders of the Company to approve the Share Exchange Agreement	November 28, 2025 (scheduled)
General meeting of shareholders of the Integrated Company to approve the Share Exchange Agreement	Today
General meeting of shareholders of the Integrated Company to approve the Share Delivery Plan	Today
Date of application for transfer of the shares of MFTBC in connection with the Share Delivery	March 17, 2026 (scheduled)
Effective date of the Business Integration (effective date of the Share Exchange and the Share Delivery)	April 1, 2026 (scheduled)

(7) Status of the Integrated Company after the Business Integration

Integrated Company
(a)	Name	ARCHION Corporation
(b)	Address	Shinagawa Ward, Tokyo
(c)	Name and Title of Representative	Karl Deppen, Representative Director & CEO Hetal Laligi, Representative Director & CFO
(d)	Description of Business	Management control over the business of the Company and MFTBC after the Business Integration (planned)
(e)	Stated Capital	The stated capital as of the Business Integration will be determined closer to the date of the Business Integration.
(f)	Fiscal Year End	March 31
(g)	Net Assets	Not determined at present.
(h)	Total Assets	Not determined at present.
(i)	Governance Structure	The Integrated Company will be a company with an audit and supervisory committee and in addition to directors and a general meeting of shareholders, will have a board of directors, an audit and supervisory committee, and an accounting auditor. In addition, the Integrated Company will also establish a board of executive officers, a voluntary nomination committee, and a voluntary compensation committee, etc.
(j)	Board of directors at the time of the Business Integration

The board of directors of the Integrated Company at the time of the Business Integration shall consist of one (1) director nominated by Daimler Truck (who will also serve as an audit and supervisory committee member), one (1) executive director nominated by the Company, one (1) executive director nominated by MFTBC, and one (1) executive director to be determined by mutual agreement among the four companies, four (4) independent outside directors (three (3) of whom will also serve as audit and supervisory committee members), and one (1) director (who will also serve as an audit and supervisory committee member), totaling nine (9) members.

This composition reflects a strong commitment to transparent, high-integrity governance and is strategically designed to harness synergies across the four-company collaboration—driving sustainable growth and long-term value creation for the entire group. For the independent outside directors, individuals possessing extensive corporate management experience and specialized expertise in governance/legal, finance, and accounting have been selected. They will provide effective oversight, guide the broad strategic direction of corporate management, and support appropriate risk-management.

The directors scheduled for appointment are as follows:

Karl Deppen, Representative Director & Chief Executive Officer (CEO)

Hetal Laligi, Representative Director & Chief Financial Officer (CFO)

Satoshi Ogiso, Director & Chief Technology Officer (CTO)

Kiyotaka Ise, Non-Executive Director

Christian Herrmann, Non-Executive Director

Kazushi Ambe, Independent Outside Director

Akihiro Eto, Independent Outside Director

Shoko Kimijima, Independent Outside Director

Izumi Kobayashi, Independent Outside Director

(k)	Executive structure at the time of the Business Integration (CxO)

For the executive structure, individuals with deep industry experience, insight and proven track records, capable of maximizing the strengths of both companies, have been appointed as Chief Officers (CxO). They will establish strategic frameworks within each function and drive execution as a group. Each will play a significant role in contributing to the aspiration and success of the new group structure, as well as in building the culture necessary for the success of the ARCHION Group.

The CxOs scheduled for appointment are as follows:

Karl Deppen, Chief Executive Officer (CEO)

Hetal Laligi, Chief Financial Officer (CFO)

Satoshi Ogiso, Chief Technology Officer (CTO)

Manabu Koshimizu, Chief Administrative Officer (CAdO)

Leina Kawachi, Chief Human Resource Officer (CHRO)

Norio Yoshida, Chief Compliance & Legal Officer (CCLO)

Kyotaro Hagiwara, Chief Digital Officer (CDO)

Norio Yoshida, In charge of Internal Audit

(l)	Right to appoint directors, etc., after the Business Integration

After the Business Integration, as long as Daimler Truck holds 10% or more of the voting rights of the Integrated Company, Daimler Truck shall have the right to nominate one (1) director (who shall also serve as an audit and supervisory committee member and a nomination committee member at the least) of the Integrated Company.

After the Business Integration, as long as Toyota holds 10% or more of the voting rights of the Integrated Company, the Integrated Company or Daimler Truck may, at any time, request Toyota to recommend or introduce one (1) candidate who is an audit and supervisory committee member for director (a “Toyota Background Candidate”). The Integrated Company may, at its discretion, appoint a Toyota Background Candidate as a director of the Integrated Company.

After the Business Integration, as long as Daimler Truck holds 10% or more of the voting rights of the Integrated Company, the Integrated Company shall ensure that the number of independent outside directors shall not fall below the total number of executive directors and directors appointed by Daimler Truck and the Toyota Background Candidate by two (2) or more, unless the four companies separately agree otherwise.

(m)	Lock-up and right of first refusal	In principle, Toyota and Daimler Truck may not transfer their shares of the Integrated Company (excluding the Shareholding Ratio Adjustment Transaction, etc. Toyota and Daimler Truck will each hold a 25% stake of the total issued shares of the Integrated Company after the Shareholding Ratio Adjustment Transaction.) for a 60-month period from the effective date of the Business Integration (the “Lock-up Period”), and have agreed that they may transfer their shares of the Integrated Company after the Lock-up Period has lapsed. On the other hand, Toyota and Daimler Truck have agreed in principle to grant each other a right of first refusal with respect to the transfer of the shares.

Other details of the Integrated Company and other statuses after the Business Integration will be determined through discussions between the four companies, the Company, MFTBC, Toyota and Daimler Truck.

3. Share Exchange

(7) Outline of the Parties to the Share Exchange

		Wholly-owning parent company resulting from the Share Exchange (the Integrated Company)		Wholly-owned subsidiary resulting from the Share Exchange (the Company)
(a)	Name	ARCHION Corporation (as of the date the Business Integration)		Hino Motors, Ltd.
(b)	Address	Shinagawa Ward, Tokyo (as of the date of the Business Integration)		1-1 Hinodai 3-chome, Hino-shi, Tokyo
(c)	Name and Title of Representative	Karl Deppen, Representative Director & CEO Hetal Laligi, Representative Director & CFO (as of the date of the Business Integration)		Satoshi Ogiso, President & CEO, Member of the Board of Directors
(d)	Description of Business	Management control over the business of the Company and MFTBC after the Business Integration (planned)		Manufacture of trucks and buses, light commercial vehicles and passenger vehicles (consigned vehicles from Toyota), engines and spare parts, etc.
(e)	Stated Capital	The stated capital as of the Business Integration will be determined closer to the date of the Business Integration.		72,717 million yen (as of March 31, 2025)
(f)	Date of Incorporation	A preparatory company for the Business Integration has been established as of June 2, 2025.		May 1, 1942
(g)	Number of Issued Shares	The number of issued shares as of the Business Integration is undetermined.		574,580,850 shares (as of March 31, 2025)
(h)	Fiscal Year End	March 31		March 31
(i)	Number of Employees	The number of employees as of the Business Integration is undetermined.		(On a consolidated basis) 33,608 (as of March 31, 2025)
(j)	Major Trading Partner(s)	-		The Company has many customers inside and outside Japan.
(k)	Main Bank(s)	-		Sumitomo Mitsui Banking Corporation Mizuho Bank, Ltd. MUFG Bank, Ltd.
(l)	Major Shareholders and Shareholding Ratios (Note 1) (the Company: as of March 31, 2025)	The Company	100.00%	Toyota Motor Corporation	50.14%
				The Master Trust Bank of Japan, Ltd.	10.30%
				Custody Bank of Japan, Ltd.	3.27%
				STATE STREET BANK AND TRUST COMPANY 505001 (Standing Proxy: Settlement & Clearing Services Department of Mizuho Bank, Ltd.)	1.69%
				HSBC BANK PLC A/C M AND G (ACS) VALUE PARTNERS CHINA EQUITY FUND (Standing Proxy: Custody Business Department of The Hongkong and Shanghai Banking Corporation Limited, Tokyo Branch)	1.37%

(l) Major Shareholders and Shareholding Ratios (Note 1) (the Company: as of March 31, 2025)	The Company	100.00%

			STATE STREET BANK AND TRUST COMPANY 505223 (Standing Proxy: Settlement & Clearing Services Department of Mizuho Bank, Ltd.)		0.77%
			JP MORGAN CHASE BANK 385781 (Standing Proxy: Settlement & Clearing Services Department of Mizuho Bank, Ltd.)		0.67%
			STATE STREET BANK WEST CLIENT - TREATY 505234 (Standing Proxy: Settlement & Clearing Services Department of Mizuho Bank, Ltd.)		0.62%
			Hino Motors Employees' Stock Ownership Association		0.56%
			Tokio Marine & Nichido Fire Insurance Co., Ltd.		0.52%
(m)	Relationship between the Companies
Capital Relationship	The Company will hold all of the issued shares of the Integrated Company until the effective date of the Share Exchange.
Personal Relationship	Upon the Business Integration, two (2) directors from the Company are scheduled to be appointed as directors of the Integrated Company. Additionally, the Company's officers are scheduled to be appointed as the Chief Officers (CxO) of the Integrated Company. Other personal relationship as of the Business Integration is undetermined.
Business Relationship	Not applicable
Status as Related Parties	The Company will remain the wholly-owning parent company of the Integrated Company until the effective date of the Share Exchange.
(n)	Results of Operations and Financial Condition for the Last 3 Years (in million yen, unless otherwise specifically indicated)
Fiscal Years	Integrated Company		Company (consolidated) (J-GAAP)
	-		Fiscal Year Ended March 31, 2023	Fiscal Year Ended March 31, 2024	Fiscal Year Ended March 31, 2025
Net Assets	-		433,409	463,420	251,020
Total Assets	-		1,361,735	1,464,375	1,478,180
Net Assets per Share (in yen)	-		640.94	682.98	310.90
Net Sales	-		1,507,336	1,516,255	1,697,229
Operating Income	-		17,406	-8,103	57,490
Ordinary Income	-		15,787	-9,233	39,310
Profit Attributable to Owners of Parent	-		-117,664	17,087	-217,753
Profit per Share (in yen)	-		-204.98	29.77	-379.34
Dividends per share (in yen)	-		0.00	0.00	0.00

(Note)	The shareholding ratios are calculated based on the total number of issued shares excluding treasury shares.

4. Share Delivery

(7) Outline of the Parties to the Share Delivery

		Parent company resulting from the Share Delivery (the Integrated Company)		Subsidiary resulting from the Share Delivery (MFTBC)
(a)	Name	ARCHION Corporation (as of the date of the Business Integration)		Mitsubishi Fuso Truck and Bus Corporation
(b)	Address	Shinagawa Ward, Tokyo (as of the date of the Business Integration)		10 Ohkura-cho, Nakahara-ku, Kawasaki-shi, Kanagawa
(c)	Name and Title of Representative	Karl Deppen, Representative Director & CEO Hetal Laligi, Representative Director & CFO (as of the date of the Business Integration)		Karl Deppen, President & CEO
(d)	Description of Business	Management control over the business of the Company and MFTBC after the Business Integration (planned)		Development, design, manufacture, sale and purchase, import and export, and other trade business of trucks, buses, industry engines, etc.
(e)	Stated Capital	The stated capital as of the Business Integration will be determined closer to the date of the Business Integration.		35,000 million yen (as of December 31, 2024)
(f)	Date of Incorporation	A preparatory company for the Business Integration has been established as of June 2, 2025.		January 6, 2003
(g)	Number of Issued Shares	The number of issued shares as of the Business Integration is undetermined.		5,600,001 shares (as of December 31, 2024)
(h)	Fiscal Year End	March 31		December 31
(i)	Number of Employees	The number of employees as of the Business Integration is undetermined.		approximately 13,000 on consolidated basis; (as of December 31, 2024)
(j)	Major Trading Partner(s)	-		-
(k)	Main Bank(s)	-		-
(l)	Major Shareholders and Shareholding Ratios (Note 1) (MFTBC: as of December 31, 2024)	The Company	100.00%	Daimler Truck AG	89.29%
				MUFG Bank, Ltd.	2.38%
				Mitsubishi Heavy Industries, Ltd.	2.38%
				Mitsubishi Corporation	2.38%
				Tokio Marine & Nichido Fire Insurance Co., Ltd.	0.71%
				Mitsubishi UFJ Trust and Banking Corporation	0.71%
				Meiji Yasuda Life Insurance Company	0.71%
				AGC Inc.	0.36%
				Nippon Yusen Kaisha	0.36%
				Mitsubishi Electric Corporation	0.36%
				Mitsubishi Materials Corporation	0.36%
(m)	Relationship between the Companies
	Capital Relationship	Not applicable
	Personal Relationship	Upon the Business Integration, two (2) directors from MFTBC are scheduled to be appointed as directors of the Integrated Company. Additionally, the MFTBC's officers are scheduled to be appointed as the Chief Officers (CxO) of the Integrated Company. Other personal relationship as of the Business Integration is undetermined.
	Business Relationship	Not applicable
	Status as Related Parties	Not applicable
(n)	Results of Operations and Financial Condition for the Last 3 Years (in million yen, unless otherwise specifically indicated)

Fiscal Years	Integrated Company	MFTBC (non-consolidated)(JGAAP) (Note2)
	-	Fiscal Year Ended December 31, 2022	Fiscal Year Ended December 31, 2023	Fiscal Year Ended December 31, 2024
Net Assets	-	243,886	258,978	257,241
Total Assets	-	504,895	579,094	558,922
Net Assets per Share (in yen)	-	43,551.13	46,246.23	45,936.05
Net Sales	-	699,316	832,928	794,652
Operating Income	-	17,192	36,526	35,386
Ordinary Income	-	21,028	39,994	36,632
Profit Attributable to Owners of Parent	-	16,012	29,931	28,538
Profit per Share (in yen)	-	2,859.43	5,344.88	5,096.12
Dividends per share (in yen)	-	Note 3	Note 3	Note 3
(Note)	1. The shareholding ratios are calculated based on the total number of issued shares excluding treasury shares.
2.	MFTBC’s results of operations and financial conditions set forth herein are those of MFTBC on an individual basis. Since the scope of the Business Integration is not limited to MFTBC on an individual basis, such results of operations and financial conditions do not fully present the results of operations and financial conditions of the business of MFTBC that will be subject to the Business Integration.
3.	As MFTBC is a private company, its “Dividends per Share” are not disclosed at its request.

End